Exhibit 10.31

CONFIDENTIAL

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), and Margaret Sakai, an individual (the “Executive,” and together with the Company hereinafter referred to as the “Parties” and each a “Party”) on this April 12, 2014.

RECITALS

A. Reference is made to that certain offer letter dated as of September 5, 2006 (the “Offer Letter”), whereby the Company made an offer of employment to the Executive and Executive accepted such offer.

B. Reference is also made to that certain resignation letter dated as of March 28, 2014 (the “Resignation”), whereby the Executive voluntarily resigned, effective as of March 25, 2014, from all positions with MagnaChip Semiconductor Corporation (“MX”) and each of MX’s direct and indirect subsidiaries (including all positions, but not employment, at the Company).

C. The Executive desires to voluntarily terminate her employment with the Company, and the Company desires to accept such voluntary termination by the Executive, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements herein contained, and for other good and valuable consideration, intending to be legally bound, the Parties hereto do hereby agree as follows:

TERMS AND CONDITIONS

1.	Resignation and Termination of Employment

(a) Effective as of the Effective Date (as defined below), the Executive hereby voluntarily resigns from and terminates her employment with the Company. Each Party hereby acknowledges that, as of the time immediately prior to the Effective Date, the Executive was not, under any applicable law, an employee of any affiliate of the Company; to the extent that, under any applicable law, the Executive is deemed to be an employee of any affiliate of the Company, the Executive hereby voluntarily resigns from and terminates her employment with such affiliate effective as of the Effective Date.

(b) In consideration for the Executive’s voluntary separation from employment as provided in Section 1(a) above and the agreements and covenants of the Executive made herein, the Company shall provide the Executive with the payments and benefits described in and conditioned upon the terms set forth in Sections 2 and 3 below.

(c) Other than as set forth below, the Executive hereby acknowledges that the payments and benefits provided pursuant to Section 2 below are in full and final satisfaction of every entitlement, right or claim which the Executive might have had in respect of her relationship with the Company and its affiliates, and without limiting the generality of the foregoing, the satisfaction of any entitlements or claims that the Executive may have to salary, bonus, incentives, allowances, all other benefits and compensation, leaves, severance or termination payments and all and any other legal and statutory entitlements, including overtime work allowance, nighttime work allowance, industrial accident compensation, interim severance payment and the severance payment due to transfer to another affiliated company, in respect of or arising from service with the Company. The foregoing is not intended to modify in any way the Executive’s rights with respect to indemnification and insurance coverage, nor to modify in any way the Executive’s entitlement to compensation and benefits already earned up to and including the Effective Date.

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2.	Separation Payments and Benefits

Subject to the other provisions of this Agreement, during the Term (as defined below), the Company shall provide the following payments and other benefits to the Executive:

(a) Statutory Severance; Accrued Benefits under Offer Letter. As of the Effective Date, the Executive shall be entitled to statutory severance benefits under the Company’s standard severance benefits policy to the extent accrued up to the Effective Date.

(b) Separation Payment. In addition to the Statutory Severance and Accrued Benefits provided under Section 2(a) above, and subject to Section 3(b) below, the Company shall pay the Executive six (6) months of ex gratia separation pay (an aggregate of USD 184,395) (the “Separation Pay”). The Separation Pay shall be payable in six (6) equal monthly installments in accordance with the Company’s standard payroll practice, less all such deductions or withholdings required by applicable law. Payment of the Separation Pay shall commence on the Company’s first standard payroll date after the Effective Date.

(c) Benefits. During the Term, in addition to the Statutory Severance and Accrued Benefits provided under Section 2(a) above and the Separation Pay, the Company shall provide the following benefits to the Executive:

(i) continuation of the housing support that was being provided to the Executive immediately prior to the signing of this Agreement;

(ii) continuation of the health insurance support that was being provided to the Executive and her dependents immediately prior to the signing of this Agreement; and

(iii) tax equalization for amounts earned by Executive up to and including the Effective Date (excluding all amounts paid or payable under this Agreement) in accordance with the Offer Letter.

(d) No Annual Incentive. The Parties hereto agree that the Executive shall not be eligible to earn any annual cash or stock bonus, option or other incentive.

(e) No Other Benefits. The Executive shall not be entitled to any statutory benefits under the Company’s severance benefits policy or any other benefits except as expressly set forth in this Section 2, including in connection with any cooperation or consulting services that the Executive provides to the Company pursuant to Section 4(a) or Section 2(g) below.

(f) Expenses. During the Term of this Agreement and thereafter, the Company shall reimburse Executive for out-of-pocket expenses that are reasonably incurred by Executive with respect to the cooperation or consulting services that the Executive provides to the Company pursuant to Section 4(a) below; provided that such expenses (i) have been approved in advance by the Chief Executive Officer of the Company and (ii) are evidenced with receipts or other documentation reasonably acceptable to the Company.

(g) Post-Term Consulting Fees. To the extent the Company requires the Executive’s services after the Term of this Agreement for matters other than her ongoing cooperation pursuant to Section 4(a) below, the Company agrees to pay the Executive an hourly consulting fee calculated at a rate equal to the greater of (i) USD 133 and (ii) Executive’s then current rate of base pay calculated on an hourly rate basis from a subsequent employer for the number of service hours performed by Executive that are confirmed in writing by the Company’s chief financial officer. The Parties agree that in such case the Executive will be acting as an independent contractor and the Company will have no obligations to Executive other than as specified in Sections 2(f) and 2(g) herein. Payments under this Section will be made on a monthly basis.

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3.	Term and Termination

(a) This Agreement shall be effective as of the Effective Date and, unless sooner terminated pursuant to Section 3(b) below, shall continue until the date that is six (6) months after the Effective Date, at which time this Agreement shall automatically expire. The period during which this Agreement is effective is referred to herein as the “Term”.

(b) This Agreement may be terminated by the Company at any time prior to its automatic expiration, under the following circumstances: (i) the Executive’s breach of this Agreement that, if susceptible to cure, has not been cured as reasonably determined by the Company within five (5) business days after notice requesting cure is delivered to the Executive by the Company; provided that the Company’s notice shall describe in reasonable detail the alleged breach and the Company’s proposed resolution as well as the possibility of termination of this Agreement; (ii) the Executive’s plea of nolo contendre or guilty to, or conviction of, any crime related to the Executive’s employment with the Company; or (iii) impairment of the Executive’s physical and/or mental condition such that it inhibits her from performing her duties hereunder. Termination of this Agreement pursuant to this Section 3(b) shall be effective immediately upon notice of such termination to the Executive.

(c) This Agreement is expressly conditioned upon the Executive’s continued cooperation with the Company as provided in Section 4(a) below and the failure to cooperate will be grounds for the Company to terminate this Agreement; provided that if the Company fails to pay fees and expenses that are due pursuant to Section 2 and 4(a), the Company may not terminate this Agreement based on Executive’s refusal to cooperate.

(d) In the event that this Agreement is terminated pursuant to Sections 3(b) and (c) above, all payments and benefits due to the Executive under Section 2 shall cease immediately.

(e) Notwithstanding expiration or termination of this Agreement, the following provisions shall survive: Section 1, Sections 2(a), 2(d), 2(e), 2(f), and 2(g), this Section 3, Section 4, Section 5, Section 6, Section 7 and Section 8. Subject to the foregoing, upon expiration or termination, this Agreement shall have no further effect, and the Parties shall not have any liability to each other; provided that nothing herein shall relieve the Parties from liability for any breach of this Agreement prior to such expiration or termination or liability arising under or relating to any other agreement or arrangements that are not subject to modification or otherwise superseded by this Agreement, including the Executive’s rights with respect to indemnification and insurance coverage.

4.	Covenants

(a) Cooperation. Subject to the terms and conditions hereof, the Executive shall fully cooperate with the Company in all respects, including cooperating in the ongoing review by the Audit Committee of the Board of Directors of MX (the “Audit Committee”) and in any related reviews, investigations and restatement or transition related work, in each case as the Audit Committee or the interim Chief Financial Officer of MX (or his replacement or designee) may require. For the avoidance of doubt, the Executive, in providing such services, shall be an independent contractor and shall not be an employee of the Company or any of its affiliates, and the Executive shall not be entitled to any additional compensation beyond that provided in Section 2 above for cooperating in the manner required by this Agreement. The Parties agree that while the Executive shall continue to keep herself available to provide full-time services during the Term on projects specifically requested by the Company, the Executive is not required to report to the Company’s office on a regular basis or perform other duties of a full-time employee.

(b) Confidential Information. The Executive acknowledges that she has had and will have access to confidential or proprietary information relating to the business of, or belonging to, the

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Company or its affiliates, including proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, service, customer, markets, computer software (including object code and source code), data and database, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, design, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Executive in any manner including by drawings or observations of parts or equipment, etc. (individually and collectively, “Confidential Information”), all of which have substantial value of the Company.

(i) During the Term and thereafter, the Executive may from time to time be provided documents in order to meet her obligation to cooperate pursuant to Section 4(a) and/or Section 2(g). The Executive acknowledges the confidential nature of such documents and agrees to treat them as “Confidential Information” as otherwise provided for herein.

(ii) The Executive acknowledges that she shall not (A) use any Confidential Information except in the course of providing services pursuant to Section 4(a) or for services contemplated in Section 2(g) above, or (B) disclose any Confidential Information to any third party other than required by applicable laws, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and gives assistance in obtaining an order protecting the information from public disclosure, in each case without the prior written consent of the Company.

(iii) During the Term and thereafter, the Executive shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are a party or subject.

(iv) The Executive hereby confirms that all Confidential Information and Company Materials (as defined below) are and shall remain the exclusive property of the Company. During the Term and thereafter, upon the request of the Company, the Executive shall either return or destroy all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property; provided that the Company shall, upon the Executive’s written request, provide a written statement by its counsel confirming that the Company’s request for return or destruction, as the case may be, is in compliance with all applicable laws; and provided further that the Company shall reimburse all costs reasonably incurred therefor. For purpose of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operation or plans of the Company, whether such documents have been prepared by the Executive or others.

5.	Release of Claims

The Executive agrees that, as of the Effective Date, except for the payments and benefits described in Section 2 above, all amounts and all outstanding obligations owed to the Executive by the Company, MX or any of their direct or indirect subsidiaries, or any of their respective shareholders, directors, officers, managers, members, supervisors, agents and employees have been paid in full. The Executive, on the Executive’s own behalf, and on behalf of the Executive’s respective heirs, family members, executors, agents and assigns, hereby fully and forever releases the Company, MX, all of their direct and indirect subsidiaries, and all of their respective shareholders, directors, officers, managers, members, supervisors, agents and employees, and their respective predecessors, successors and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Executive may possess arising from any omissions, acts or facts that have occurred from the beginning of time up until and including the end of the Term, including:

CONFIDENTIAL

(a) any and all claims relating to or arising from the Executive’s employment relationship with the Company (or any of its affiliates) and the termination of that relationship;

(b) any and all claims under the law of any jurisdiction, including those relating to wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, employment discrimination (including claims under Korean Law and the laws of the State of California, and in this regard the Executive acknowledges that the payments and related benefits provided in Section 2 above constitute additional consideration for the release of those claims), harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, invasion of privacy, workers’ compensation or disability benefits; and

(c) any and all claims for violation of any U.S. federal, state, or municipal statute, including: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act.

The Executive agrees and acknowledges that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under, or expressly reserved as unaffected by, this Agreement.

6.	California Civil Code Section 1542

The Executive acknowledges that she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive, being aware of said code section, agrees to expressly waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.

7.	Acknowledgement of Waiver of Claims Under ADEA

The Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Parties agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing

CONFIDENTIAL

so, unless specifically authorized by federal law. In the event the Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, the Executive hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.	General Provisions

(a) Effective Date. The Executive understands that this Agreement shall be null and void if not executed by her within twenty-one (21) days. Each Party hereto has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after the Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (such eighth (8th) day, the “Effective Date”).

(b) Tax Withholding. Any payment or benefit provided to Executive hereunder shall be paid after withholding tax pursuant to the applicable law of Republic of Korea.

(c) Notices. Any notice hereunder by a Party to the other Party shall be given in writing by personal delivery, or by courier (via a reputable international delivery company), or by email (but only if the recipient confirms receipt by reply email), in any case delivered to the applicable address set forth below:

(i) To the Company:	MagnaChip Semiconductor, Ltd.
424, Teheran-ro, Gangnam-gu
Seoul 135-738, Republic of Korea
Email: theodore.kim@magnachip.com
Attn: General Counsel

(ii) To the Executive:	Margaret Sakai
Email: margaret.sakai@gmail.com

With a copy to:	Michael S. Kim, Esq. and Robin J. Baik, Esq.
KOBRE & KIM LLP
6/F ICBC Tower
3 Garden Road
Central, HONG KONG
Email: michael.kim@kobrekim.com
Email: robin.baik@kobrekim.com.hk

or to such other persons or other addresses as one Party may specify to the other Party by notice. Delivery shall be deemed effective (A) in the case of personal delivery, upon receipt, (B) in the case of courier, three (3) business days after dispatch, and (C) in the case of email, upon recipient’s confirmation of receipt.

(d) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by both Parties. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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(f) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the exclusive venue shall be the state or federal courts located in Santa Clara County in the State of California.

(g) Entire Agreement. This Agreement contains the entire agreement of the Executive, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof, and all prior agreements and negotiations are superseded hereby as of the Effective Date, other than to the extent expressly provided for herein or in prior agreements between the Company and the Executive concerning confidentiality or otherwise protecting the Company’s information and trade secrets.

(h) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.”

(i) Counterparts. This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the day and year first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Sang Park	Date: 4/14/2014
Name:	Sang Park
Title:	Chairman and Chief Executive Officer

MARGARET SAKAI

/s/ Margaret Sakai		Date: 4/14/2014